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Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

     AGREEMENT (the "Agreement") entered into as of this 10th day of August, 2000, by and between Teltone Corporation, a Washington corporation
("Seller"), and C.P. Clare Corporation, a Massachusetts corporation ("Buyer").

RECITALS
     WHEREAS, Buyer desires to purchase and Seller desires to sell for the consideration specified herein and the assumption by Buyer of certain limited obligations of Seller, certain of the assets used in Seller's integrated circuit and component line of business which consists of Seller's call progress band detectors, precise call progress detectors, call progress detectors, relays, DTMF devices and MF trunk receivers (the "Business Unit");

     WHEREAS, in connection with such purchase, Buyer desires to employ Mr. Robert Wark in the Business Unit and to continue to operate the Business Unit;

     WHEREAS, following the sale of the Business Unit, to facilitate the transfer of the assets and operations of the Business Unit from Seller to Buyer, Seller desires to provide Buyer with engineering support and a license for the use of the "Teltone" name; and

     WHEREAS, after such purchase, Buyer desires to sell and Seller desires to buy certain products from Buyer on an on going basis;

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants and conditions herein set forth, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

AGREEMENT
SECTION 1.  PURCHASE AND SALE OF ASSETS.

     1.1 PURCHASE AND SALE OF ASSETS. Upon the terms of and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer, and deliver to Buyer, without recourse, representation or warranty, except as otherwise expressly set forth in this Agreement, and Buyer agrees to acquire, purchase, and accept from Seller all of Seller's right, title and interest in the following Tangible Assets (as defined in Section 1.1(a)) and Intangible Assets (as defined in Section 1.1(b)) (collectively, the "Purchased Assets"):

          (a) TANGIBLE ASSETS. All inventories, machinery, computers, equipment, and other tangible assets which are set forth on SCHEDULE 1.1(a) hereto (the "Tangible Assets").

          (b) INTANGIBLE ASSETS. All intangible assets ("Intangible
Assets") that are used by Seller exclusively in the operation of the Business Unit comprised of:

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               (i) all intellectual property, listed on SCHEDULE 1.1(b)(i)
hereto (the "Intellectual Property");

               (ii) all rights and obligations of the Seller under the contracts, purchaser orders, sales orders, agreements, arrangements, understandings and licenses listed on SCHEDULE 1.1(b)(ii) hereto relating to the Business Unit (the "Contracts");

               (iii) all transferable rights, if any, of Seller under the confidentiality, non-competition, invention or similar written agreements with current or former employees and independent contractors who provided services to the Business Unit and/or participated in the development of the products sold exclusively by Seller through the Business Unit (the "Products");

               (iv) all books, records (other than primary accounting and other records that Seller maintains in order to properly document the existence and sale of the Products and the Purchased Assets), files, manuals, customer lists and files, work-in-process, prepayments, deposits and other documents and materials which are used by Seller exclusively in the operation of the Business Unit;

               (v) all transferable governmental or other third party permits, certificates and licenses which are used by Seller exclusively in connection with the operation of the Business Unit as presently conducted (collectively, the "Permits") as listed on SCHEDULE 1.1(b)(v) hereto; and

               (vi) all of the goodwill of Seller in, and the going concern value of, the Business Unit.

     1.2 EXCLUDED ASSETS. Other than the Purchased Assets, Buyer shall not acquire any of Seller's other tangible or intangible assets, including but not limited to cash, deposits and accounts receivables.

     1.3 ASSUMED LIABILITIES AND EXCLUDED LIABILITIES.

          (a) ASSUMED LIABILITIES. Upon the sale and purchase of the Purchased Assets, Buyer hereby assumes and agrees to perform when due in accordance with their respective terms the obligations of Seller arising after the Closing (as defined in Section 1.4) under the Contracts (the "Assumed Liabilities") and no others.

          (b) EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Buyer shall not assume, and shall not have any liability or responsibility for, any liabilities, obligations or commitments of Seller.

     1.4 THE CLOSING. The transactions contemplated by this Agreement shall take place at a closing (the "Closing"), 10:00 a.m., local time, at the offices of Goodwin, Procter & Hoar LLP, or at such other location as is mutually agreed to by the parties hereto on August 25, 2000, or such other date as mutually agreed by the parties in writing (the "Closing Date").

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     1.5 PURCHASE PRICE. In consideration of the sale by Seller to Buyer of the Purchased Assets, and subject to the assumption by Buyer of the Assumed Liabilities and satisfaction of the conditions contained herein, Buyer shall pay at the Closing by wire transfer of immediately available funds an amount equal to $1,747,000 as adjusted pursuant to Section 1.6 below (the "Purchase Price").

     1.6 ADJUSTMENTS TO PURCHASE PRICE.

          (a) INVENTORY AMOUNT ADJUSTMENT. The Purchase Price shall be increased, on a dollar-for-dollar basis, by the Inventory Amount. The "Inventory Amount" means the total value of the inventory (as determined below). In determining the "Inventory Amount", (i) inventory shall be valued at Seller's standard costs (supplier's purchaser order price plus 25%).

          (b) INVENTORY AMOUNT STATEMENT.

               (i) No later than five (5) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth the Inventory Amount (the "Inventory Amount Statement"). Subject to Section 1.6(b)(ii) below, within five (5) days following the delivery of such Inventory Amount Statement to Seller, Buyer shall pay to Seller, by wire transfer of immediately available funds, the Inventory Amount, as shown on the Inventory Amount Statement.

               (ii) In the event Seller objects to the Inventory Amount Statement, Seller shall notify Buyer in writing of such objection within the five (5) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Seller's calculation of the Inventory Amount as of the Closing Date. Upon receipt by Buyer of such written objection, the parties shall attempt to resolve the disagreement concerning the Inventory Amount Statement through negotiation. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Buyer and Seller cannot resolve such disagreement concerning the Inventory Amount Statement within thirty (30) days following the end of the foregoing five (5) day period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party, with the costs thereof to be shared equally by the parties. Such accounting firm shall deliver a statement setting forth its own calculation of the final adjustment to the parties within thirty (30) days of the submission of the matter to such firm. The Inventory Amount shown to be due by Buyer on the statement of such accounting firm shall be paid to Seller promptly, but in no event later than five (5) days following the delivery of such statement by such accounting firm to the parties.

     1.7 PURCHASE PRICE ALLOCATION. At the Closing, Buyer and Seller shall agree on the allocation of the Purchase Price as set forth on SCHEDULE 1.7 attached hereto, which schedule shall be adjusted to conform to the Purchase Price in accordance with the Inventory Amount Statement. Such allocation shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Buyer and Seller each further agrees to file its federal

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income tax returns and its other tax returns reflecting such allocation, Form
8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.8 RECORDS AND CONTRACTS. To the extent not previously provided to Buyer, at the Closing, Seller shall deliver to Buyer all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full transfer of the same. Seller shall also deliver to Buyer at the Closing all of Seller's files and records constituting Purchased Assets under Section 1.1, provided that Seller may keep a copy of any file or record Seller deems necessary in order to prepare or defend any governmentally required or necessary filing.

     1.9 SALES AND TRANSFER TAXES; FILING OF TAX RETURNS. All sales, transfer, use, recordation, documentary stamp, excise, and personal property taxes, fees and duties which under applicable law are borne by the purchaser of such assets, which are incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Buyer. Seller hereby covenants and agrees to promptly file final sales tax, income tax, payroll tax, franchise tax, and all such other tax returns as may be required by federal or state law as a result of the transaction contemplated by this Agreement to reflect the operations of Seller prior to the Closing Date.

     1.10 TRANSFER OF ASSETS. At the Closing, Seller shall deliver or cause to be delivered to Buyer a Bill of Sale substantially in the form as EXHIBIT A, an Assignment and Assumption Agreement substantially in the form as EXHIBIT B, and a License Agreement substantially in the form as EXHIBIT C.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLER

     As a material inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer as follows:

     2.1 ORGANIZATION; SUBSIDIARIES. Seller is a corporation duly organized, validly existing and in good standing under the laws of Washington. Seller has all requisite power and authority to conduct its business in the manner and in the places where such business is currently conducted, to own, lease and operate its properties and assets and to enter into and perform this Agreement. Seller has furnished or made available to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws, each as amended to date (collectively, the "Charter"), and Seller is not in material violation of any term of its Charter. Seller is duly qualified to do business as a foreign corporation in all jurisdictions where such qualification is necessary in order to operate the Business Unit as operated prior to the Closing, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition or results of operations of the Business Unit as operated prior to the Closing (a "Material Adverse Effect").

     2.2 REQUIRED ACTION. Except as set forth in Section 5.6, all actions and proceedings necessary to be taken by or on the part of Seller in connection with the

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transactions contemplated by this Agreement have been, or will be as of the Closing Date, duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents") has been, or will be as of the Closing Date, duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller is, or will be as of the Closing Date, required in connection therewith. The transactions contemplated hereby do not require approval of holders of Seller's capital stock or the approval of the holders of any other equity interest in Seller. Seller has, or will have as of the Closing Date, full right, authority, power and capacity, as applicable, to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller enforceable in accordance with its respective terms.

     2.3 NON- CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and each other Seller Document do not and will not (a) violate any provision of the Charter of Seller, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any Contract or other obligation to which the Purchased Assets are bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to the Purchased Assets,
(d) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for Form 8K,or (e) result in the creation or imposition of any Lien (as defined in Section 2.6) on any of the Purchased Assets.

     2.4 COMPLIANCE WITH LAWS. Seller is in compliance in all respects with all (and the execution, delivery and performance of this Agreement will not violate any) statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any governmental authority which apply to any of the Purchased Assets or the Business Unit, except where such non-compliance would not have a Material Adverse Effect. Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, judgment, decree rule or regulation nor will a filing with any regulatory authority be required in connection with the transactions contemplated by this Agreement, except for Form 8K.

     2.5 CONTRACTS. The Contracts constitute all material leases, contracts and arrangements, whether oral or written, under which Seller is bound or to which Seller is a party which relate to the procurement of inventory relating directly to the Business Unit. SCHEDULE 1.1(b)(ii) attached hereto contains a true, correct and complete list of all Contracts. There are no oral agreement or understanding involving the Business Unit. Each Contract is valid, in full force and effect and binding upon Seller and the other parties thereto in accordance with its terms except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. There have not been any defaults by Seller, or to the knowledge of Seller, defaults or claims of default or claims of nonenforceability

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by the other party or parties under or with respect to any of the Contracts.
Seller has provided or made available to Buyer true and complete copies of all of such Contracts.

     2.6 TITLE. Seller has good and marketable title to all of the Purchased Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, "Liens"). Upon the sale, assignment, transfer and delivery of the Purchased Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good and marketable title to the Purchased Assets, free and clear of all Liens.

     2.7 LITIGATION. To Seller's knowledge, there is no (a) action, suit, claim or proceeding pending or threatened, against or affecting the Business Unit, any of the Purchased Assets (whether or not Seller is a party or prospective party thereto), or any of the Contracts, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to the Business Unit, any of the Purchased Assets, or any of Contracts or (c) governmental inquiry pending or threatened against, involving or affecting the Business Unit, any of the Purchased Assets, or any of the Contracts. There are no outstanding orders, writs, judgments, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting, the Business Unit or any of the Purchased Assets, or to the knowledge of Seller, against, involving or affecting any of the Contracts.

     2.8  FINANCIAL STATEMENT.

          (a) Attached hereto as SCHEDULE 2.8 is a copy of the audited statement of revenues and expenses of Seller for fiscal years 1998 and 1999 and the unaudited statement of revenues and expenses of Seller for the fiscal year ended 2000 (the "Financial Statement"). The Financial Statement has been prepared in accordance with generally accepted accounting principals consistently applied and maintained throughout the periods indicated and presents fairly and accurately the financial condition of the Business Unit at the dates of said statements and the results of operations of the Business Unit for the periods covered thereby.

          (b) The projections and pro forma financial information furnished to Buyer for fiscal years 2001 and 2002 are based on good faith estimates and assumptions by the management of Seller, it being recognized by Buyer, however, that projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections may differ from projected results and that the differences may be material.

     2.9 ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, (a) Seller has conducted the Business Unit in the ordinary course and consistent with past practice and (b) there has not been a Material Adverse Effect.

     2.10 PERMITS. SCHEDULE 1.1(b)(v) lists all Permits required by any federal, state or local authorities to be held by Seller exclusively for the operation of the Business Unit.

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Seller has obtained and currently possesses all such Permits (all of which
Permits are valid and in full force and effect) and is operating in compliance therewith.

     2.11 CUSTOMERS AND SUPPLIERS. To Seller's knowledge, there are no pending or threatened claims or controversies with any customer or supplier that is material to the Purchased Assets or the Business Unit.

     2.12 ASSETS. The Purchased Assets constitute all of the operating assets which are owned, operated, or used exclusively in connection with, the procurement and testing of Products. The Purchased Assets are in good condition, ordinary wear and tear excepted.

     2.13  INTELLECTUAL PROPERTY.

          (a) All of the Intellectual Property and rights thereof of Seller being purchased by Buyer are set forth on SCHEDULE 1.1(b)(i) attached hereto (the "Intellectual Property Rights"). The Intellectual Property Rights represent all of the (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof; (ii) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iii) mask works and all applications, registrations, and renewals in connection therewith; (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) computer software including, but not limited to, all past, present and future versions, releases, updates and works-in-progress thereof, in source and object code format, all data and documentation therefor, and all registrations and applications for registration thereof; and (vi) other proprietary rights; and (vii) copies, derivatives and tangible embodiments thereof (in whatever form or medium), owned or licensed by Seller and exclusively employed in the operation and testing of the Products. SCHEDULE 1.1(b)(i) specifies for each Intellectual Property Right, as applicable: (A) the nature of such Intellectual Property Right; (B) the owner of such Intellectual Property Right; (C) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers, if available; and (D) material licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any person is authorized to use such Intellectual Property Right.

          (b) Except as set forth in SCHEDULE 1.1(b)(i), to Seller's knowledge, Seller has exclusive ownership of, or exclusive license to use, all Intellectual Property and Seller's rights in all of such Intellectual Property are freely transferable. Except as set forth on SCHEDULE 1.1(b)(i), to Seller's knowledge, there are no rights, proprietary interests, claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted or are pending or, to Seller's

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knowledge, threatened which challenge the rights of Seller in respect thereof.
Except as set forth in SCHEDULE 1.1(b)(i), to Seller's knowledge, no party other than Seller (including, without any limitation, any stockholder, director, officer, employee or consultant of the Seller) owns or holds any proprietary interest in the Products or any of the Intellectual Property.

          (c) Seller has taken all commercially reasonable steps to establish and preserve its ownership of all Intellectual Property rights with respect to the Products. Seller has not made any proprietary information directly related to the operation of the Business Unit available to any person other than employees of Seller except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. Seller has no knowledge of any infringement by others of any of its Intellectual Property rights.

          (d) Except as set forth in SCHEDULE 1.1(b)(i), to Seller's knowledge, the Products do not infringe any Intellectual Property of any other person. No proceeding charging Seller with infringement of any adversely held Intellectual Property has been filed or, to Seller's knowledge, is threatened to be filed. Except as disclosed on SCHEDULE 1.1(b)(i), no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller or restricting the licensing thereof by Seller to any Person. Except as set forth in SCHEDULE 1.1(b)(i), Seller has not entered into any special agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark or copyright of the Business Unit. To Seller's knowledge, Seller is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee of Seller with respect to the Business Unit. Except as set forth in SCHEDULE 1.1(b)(i), neither Seller nor, to Seller's knowledge, any of its employees have any agreements or arrangements with any Person or entities other than Seller related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature with respect to the Business Unit. The activities of Seller's employees on behalf of Seller do not violate any such agreements or arrangements known to Seller which any such employees have with other Persons.

          (e) Except as set forth on SCHEDULE 1.1(b)(i), to Seller's knowledge, Seller has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Products and the Intellectual Property. Except as set forth on SCHEDULE 1.1(b)(i), Seller (i) has not licensed or granted to anyone rights of any nature to use any of its Intellectual Property, and (ii) is not obligated to and does not pay royalties or other fees to anyone for its ownership, use, license or transfer of any of its Intellectual Property.

          (f) To Seller's knowledge, none of the source or object code, algorithms, or structure, sequence or organization included in the Products or the Intellectual Property is copied from, based upon, or derived from any other source or object code, algorithm or structure, sequence or organization in violation of the rights of any third party. The Products and any medium by which they are delivered to Buyer do

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not contain any virus or any other contaminant, or disabling devices including, but not limited to, codes, commands or instructions that may have the effect or be used to delete, damage or disable the Products, or, to Seller's knowledge, other software, Buyer information or other Buyer property.

          (g) There is no pending or, to the knowledge of the Seller, threatened claim or litigation against the Seller contesting the right to own or use any Intellectual Property.

     2.14 FINDER'S FEE. Except as set forth on SCHEDULE 2.14, Seller has not incurred or become liable for any broker's commission or finder's fee, banking fee or similar compensation relating to or in connection with this Agreement or the transactions contemplated hereby.

     2.15 INVENTORY. All of the types of the inventory of the Business Unit
(the "Inventory") are set forth on SCHEDULE 1.1(a) hereto. The Inventory is of a quality and quantity usable by Seller in the ordinary course of the conduct of the Business Unit, as operated by Seller consistent with past practice. None of the Inventory is below standard quality or has become obsolete or unsaleable (except at prices less than cost) through regular distribution channels in the ordinary course of the conduct of the Business Unit. There have been no write-downs of the Inventory since December 31, 1999. Purchase commitments for raw materials and parts, a true, complete and correct list of which is set forth on SCHEDULE 2.15 hereto, are not materially in excess of normal requirements and none are at prices in excess of current market prices, excluding effects of fluctuations in foreign exchange rates. Since December 31, 1999, no Inventory items have been sold or disposed of except through sales in the ordinary course of the conduct of the Business Unit. Seller hereby incorporates by reference, and makes as an additional representation and warranty hereunder to the Buyer, those representations and warranties set forth in Seller's standard terms and conditions, sales or license agreement or other document containing warranties with respect to the sale or license of the Products (including all finished goods in Inventory). Buyer's sole remedy in the event of a breach of this
Section 2.14 shall be to return such Inventory to Seller and receive a refund of the Purchase Price equal to the amount Buyer paid Seller for such returned Inventory, provided that in order to receive this remedy such determination must be made within 90 days of Closing.

     2.16 EMPLOYEES. Seller is not delinquent in payments to any present or former employee, contractor, consultant or other person or entity for any wages, salaries, commissions, bonuses or other compensation for any services performed for them to the date hereof or amounts required to be reimbursed to such persons or entities directly relating to the Business Unit or the development of the Purchased Assets.

     2.17 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading

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in light of the circumstances under which they were made. There are no facts which presently or, to Seller's knowledge, may in the future have a Material Adverse Effect which have not been specifically disclosed herein or in a schedule furnished herewith, other than general economic conditions affecting Seller's industry.

     2.18 LIMITATIONS ON WARRANTIES. SELLER MAKES NO REPRESENTATION OR
WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, THE PURCHASED ASSETS, INCLUDING INVENTORY, ARE BEING SOLD AS IS, WHERE IS, WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PURCHASED ASSETS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE PERFORMANCE OF THE PURCHASED ASSETS, THE PRODUCTS OR THE BUSINESS UNIT SUBSEQUENT TO THE CLOSING.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF BUYER.

     As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

     3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

     3.2 REQUIRED ACTION; AUTHORITY. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the "Buyer Documents") has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority and power to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms.

     3.3 NO CONFLICTS. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Articles of Organization or By-laws of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) to the knowledge of Buyer, violate any judgment, decree, order, statute, rule or regulation applicable to Buyer,

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or (d) to the knowledge of Buyer, require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

     3.4 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee, banking fee or similar compensation relating to or in connection with this Agreement or the transactions contemplated hereby.

     3.5 LITIGATION. To Buyer's knowledge, this Agreement and the transactions contemplated hereby will not be affected by any (a) action, suit, claim or proceeding pending or threatened, against or affecting Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to Buyer, or (c) outstanding orders, writs, judgments, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting, the Buyer.

SECTION 4.  COVENANTS OF SELLER.

     Seller covenants and agrees as follows:

     4.1 USE OF TRADE SECRETS. After the Closing Date, neither Seller, nor any person controlling, controlled by or under common control with Seller will for any reason, directly or indirectly, for itself or any other person, disclose any trade secrets, confidential information, know-how, proprietary information or other Intellectual Property transferred pursuant to this Agreement.

     4.2 POST-CLOSING TRANSITIONAL MATTERS; TECHNICAL SUPPORT SERVICES. For a period of ninety (90) days following the Closing Date, Seller shall provide, without additional cost to Buyer, such assistance as is reasonably requested by Buyer in order to effect an orderly transition in the ownership and operation of the Purchased Assets, including, without limitation, technical support services to be provided to the Business Unit ("Technical Support Services") consistent with the past level of Technical Support Services which Seller has provided on the Business Unit.

     4.3 CONFIDENTIALITY. After the Closing Date, the Seller and its representatives and affiliates will hold in strict confidence any confidential or proprietary data or information with respect to the Business Unit's business or financial condition as of the Closing Date except as may be required by law. Information which is, or which becomes, part of the public domain or generally known in the Business Unit's industry otherwise than by Seller's non-observance of its obligation hereunder shall not be deemed confidential or proprietary information for purposes of this Agreement.

     4.4 WARRANTIES OF PRODUCTS PREVIOUSLY SOLD. Seller shall honor all terms and conditions set forth in all of the Contracts with respect to any products (including, without limitation, Products) sold prior to the Closing Date and hereby agrees to indemnify, defend and hold harmless Buyer, pursuant to the terms and conditions of

Section 9 of this Agreement, against all losses resulting from Sellers failure to honor such terms and conditions.

     4.5 FURTHER ASSURANCES. Seller, from time to time after the Closing at the request of Buyer and without further consideration and at no cost to Seller, shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Purchased Assets free and clear of all Liens.

     4.6 CONTINUITY AND MAINTENANCE OF OPERATIONS OF THE BUSINESS UNIT. Except as to actions of which Buyer has been advised and to which Buyer has consented to in writing, and except as specifically permitted or required by this Agreement, Seller shall:

          (a) operate the Business Unit in the ordinary course consistent with past practices, use its commercially reasonable efforts to keep available the services of the employees who are directly and exclusively involved in the operation of the Business Unit, and use commercially reasonable efforts to preserve any beneficial Business Unit relationships with customers, suppliers and others having Business Unit dealings with Seller;

          (b) use and operate the Purchased Assets in a manner consistent with past practice and maintain the Purchased Assets in good operating condition, ordinary wear and tear excepted;

          (c) maintain insurance upon the Purchased Assets in such amounts and types as in effect on the date of this Agreement;

          (d) keep all of its Business Unit books, records and files in the ordinary course of business in accordance with past practices, and provide Buyer with access thereto upon its reasonable request;

          (e) perform and comply in all material respects with the terms of the Contracts and keep such Contracts in full force and effect; and

          (f) use its commercially reasonable efforts to preserve the goodwill of the Business Unit.

     4.7 NEGATIVE COVENANTS. Seller shall not, without the prior written consent of Buyer:

          (a) sell, transfer, lease, assign or otherwise dispose of, or agree to sell, transfer, lease, assign or otherwise dispose of, any Purchased Assets outside the ordinary course of business;

          (b) enter into any contract or commitment for the acquisition of goods or services relating to the Business Unit (other than in the ordinary course of business) or which otherwise obligates Seller to perform in full or in part beyond the Closing Date;

          (c) renegotiate, modify, amend or terminate any Contract;

          (d) create, assume, or permit to exist, or agree to incur, assume or acquire, any Lien, claim or liability on the Purchased Assets, other than in the ordinary course of business;

          (e) make any modifications or changes to the existing rate schedules or product offerings in effect with respect to the Business Unit;

          (f) offer or employ any sales discounts, free services or other extraordinary marketing practices or extraordinary promotions outside the ordinary course of business and not consistent with Seller's past practices; or

          (g) take any actions or permit its employees and agents to take any actions which would materially interfere with or preclude the transactions contemplated by this Agreement.

     4.8 CONSENTS. Seller will use its reasonable best efforts to obtain, as soon as practicable and at its expense, the consent of all third parties under the Contracts for which the prior approval of such third party is required pursuant to the terms of the Contract; PROVIDED, HOWEVER, that "reasonable best effort" for this purpose shall not require Seller to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of customary filing and processing fees.

     4.9 NOTIFICATION OF CERTAIN MATTERS. Upon becoming known to Seller,
Seller shall promptly notify Buyer of (a) any fact, event, circumstances or action the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement, or the disclosures in any schedules or exhibits attached hereto, not to be true in any material respect and (b) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Seller shall promptly notify Buyer in writing of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which Seller is a party or in which the Purchased Assets or Business Unit may be affected and which could reasonably be expected to be material or which relates to the transactions contemplated hereby.

     4.10 ADVERSE CHANGE. Seller shall promptly notify Buyer in writing of any materially adverse developments affecting the Purchased Assets or the Business Unit which become known to Seller, including, without limitation, (a) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Purchased Assets or the Business Unit, (b) any material notice of violation, forfeiture or complaint under any material Contract, or (c) anything which, if not corrected prior to the Closing Date, would prevent Seller from fulfilling any condition to Closing described in Section 6 hereof.

     4.11 NO SOLICITATION. Seller shall not, and Seller shall cause its officers, employees, members, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) and all other employees who perform services with respect to the operation of the Business Unit not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the Purchased Assets or the Business Unit, or engage in any negotiations concerning, or provide to any other person any information or data relating to, the Business Unit, the Purchased Assets or Seller for the purpose of, or have any discussions with, any person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other Person to seek or effect a transaction, or enter into a transaction with any Person or Persons, other than Buyer, concerning the possible sale of the Purchased Assets or Business Unit, or the capital stock of Seller. Seller shall promptly inform Buyer of any such inquiries or proposals and provide all pertinent documentation related thereto. Nothing in this paragraph shall impede Seller from operating in the best interests of its shareholders.

SECTION 5.  CONDITIONS PRECEDENT TO OBLIGATION OF BUYER.

Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless otherwise waived by Buyer in writing:

     5.1 PERFORMANCE OF AGREEMENTS AND DELIVERIES. Seller shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation, a certificate, dated the Closing Date, from Seller to the effect that the conditions set forth in this Section 5.1 have been satisfied and that the representations and warranties set forth in Section 2 are true and correct.

     5.2 ASSET TRANSFER. Seller shall have delivered to Buyer all of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Liens; further, Seller shall have executed and delivered to Buyer the Bill of Sale.

     5.3 ASSIGNMENT OF CONTRACTS AND AUTHORIZATIONS; APPROVALS. All
Contracts shall have been duly and validly assigned to Buyer by Seller and Seller shall have executed and delivered to Buyer the Assignment and Assumption Agreement, and all consents and approvals required in connection with the consummation of the transactions contemplated hereby under any agreement or authorization or otherwise shall have been obtained in form and substance satisfactory to Buyer and without conditions materially and adversely affecting Buyer and which do not require Buyer to pay money to any party to any such agreement or authorization in excess of amounts required to be so paid pursuant to the terms and conditions thereof. All such Contracts and authorizations shall be in full force and effect and shall not have been amended, modified or repudiated in any material respect by either party thereto. Neither Seller nor, to the knowledge of Seller, the other party thereto, shall have materially or adversely breached or defaulted under any agreement or authorization. Seller shall not have received notice of or have knowledge of any fact which could result in the termination, repudiation or breach of any agreement or authorization.

     5.4 NON-COMPETITION AGREEMENT. Seller shall have executed and delivered to Buyer a Non-Competition Agreement in substantially the form attached hereto as EXHIBIT D.

     5.5 LICENSE AGREEMENT. Seller shall have executed and delivered to Buyer the License Agreement.

     5.6 RELEASE OF LIENS. Seller shall have obtained and delivered to Buyer at or prior to the Closing a written assurance that Seller will deliver to Buyer within three (3) business days of Closing, instruments (including payoff letters, bills of sale and UCC-3 termination statements) releasing any and all Liens on the Purchased Assets.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Buyer shall promptly notify Seller of (a) any fact, event, circumstances or action the existence or occurrence of which would cause any of Buyer's representations or warranties under this Agreement, or the disclosures in any schedules or exhibits attached hereto, not to be true in any material respect and (b) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Buyer shall promptly notify Seller in writing of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which Buyer is a party or in which the Purchased Assets or Business Unit may be affected and which could reasonably be expected to be material or which relates to the transactions contemplated hereby.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER.

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by Seller in writing:

     6.1 PERFORMANCE OF AGREEMENT AND DELIVERIES. Buyer shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

          (a) A certificate, dated the Closing Date, from Buyer to the effect that the conditions set forth in this Section 6.1 have been satisfied and that the representations and warranties in Section 3 are true and correct; and

          (b) A certificate, dated the Closing Date, from Buyer's Secretary as to the incumbency of all officers executing the Buyer Documents on behalf of Buyer.

     6.2 PROCUREMENT AGREEMENT. Buyer shall have executed and delivered to Seller a Procurement Agreement in substantially the form attached hereto as EXHIBIT E.

     6.3 PURCHASE ORDERS. Buyer shall have substituted its purchase order to replace Seller's with suppliers for the Business Unit. Buyer shall also have accepted purchase orders from purchasers of Products that were placed with Seller prior to the Closing Date.

SECTION 7. SURVIVAL.

     7.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, indemnifications, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for a period of 15 months after the Closing Date, except that any written claim for breach thereof made in accordance with Section 9 prior to such expiration date shall survive thereafter until resolved and as to any such claim such expiration will not affect Buyer's right of indemnification under Section
9.1 or Seller's rights of indemnification under Section 9.2.

SECTION 8.  TERMINATION.

     8.1 EVENTS OF TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the
Closing:

          (a) By the mutual written consent of Buyer and Seller.

          (b) By Seller, if it is not in breach or default hereunder:

               (i) if any representation or warranty of Buyer made herein is untrue in any material respect and such breach is not cured within 30 days of Buyer's receipt of a notice from Seller that such breach exists or has occurred;

               (ii) if Buyer shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within 30 days of Buyer's receipt of a notice from Seller that such default exists or has occurred;

               (iii) if the Closing has not occurred prior to August 26, 2000.

          (c) By Buyer, if it is not in breach or default hereunder:

               (i) if any representation or warranty of Seller made herein is untrue in any material respect and such breach is not cured within 30 days of Seller's receipt of a notice from Buyer that such breach exists or has occurred;

               (ii) if Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within 30 days of Seller's receipt of a notice from Buyer that such default exists or has occurred; or

               (iii) if the Closing has not occurred prior to August 26, 2000.

     8.2 MANNER OF EXERCISE. In the event of the termination of this Agreement by either Buyer or Seller pursuant to Section 8.1 notice thereof shall forthwith be given to the other party in accordance with the provisions set forth in Section 10 hereto and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Seller.

     8.3 EFFECT OF TERMINATION; LIABILITIES. In the event of the termination of this Agreement pursuant to Section 8.1 and prior to the Closing, all obligations of the parties hereunder (other than pursuant to Section 4.3) shall terminate, and neither Seller nor Buyer shall have any further liability hereunder, including for losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including attorneys' fees) of any kind whatsoever; except upon termination of this Agreement pursuant to Sections 8.1(c)(i) and 8.1(c)(ii), Buyer shall be entitled to any remedy which it may have, whether at law or in equity, and except upon termination of this Agreement pursuant to Sections 8.1(b)(i) and 8.1(b)(ii), Seller shall be entitled to any remedy which it may have, whether at law or in equity.

     8.4 WAIVER; EXTENSION OF TIME FOR PERFORMANCE. Seller may extend the time for the performance of any of the obligations or other acts of Buyer hereunder, waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document delivered pursuant hereto, or waive compliance by Buyer with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Seller. Buyer may extend the time for the performance of any of the obligations or other acts of Seller, waive any inaccuracies in the representations and warranties of Seller contained herein or in any document delivered pursuant hereto, or waive compliance by Seller with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Buyer.

SECTION 9.  INDEMNIFICATION.

     9.1 INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and hold harmless Buyer, its affiliates and their respective directors, officers, stockholders, partners, members, employees, and agents (the "Buyer Indemnified Parties"), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Buyer Indemnified Party, to the extent based upon, arising out of or in connection with: (a) any breach of any representation or warranty made by Seller in this Agreement, the Seller Documents or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (b) any breach of any covenant or agreement made by Seller in this Agreement, the Seller Documents or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (c) any claim made by any person or entity which relates to the operation of the Purchased Assets or the Business Unit which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the Closing Date, except as otherwise stated herein; (d) any claim which arises in connection with any liability or obligation of Seller, including, without limitation, arising from (i) a failure to pay any federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes") or (ii) a failure to file any tax returns; (e) any failure of Seller or any of its affiliates, service providers or agents or any employee program to comply with any provision of ERISA, the Code or other applicable law; (f) any claim which arises in connection with any liability or obligation of Seller other than the Assumed Liabilities; or (g) any claim or cause of action for patent, trademark and/or copyright infringement, unlawful disclosure or use or misappropriation of a trade secret or violation of any other intellectual property right asserted against Buyer by virtue of Buyer's possession, use or proprietary interest in any of the Purchased Assets, including, without limitation, the Intellectual Property, provided that Buyer's actions giving rise to the claim or cause of action is commercially consistent with Seller's prior possession, ownership and use of the subject asset or right, and provided further that, without limiting Seller's obligations hereunder, prior to any action for indemnification Buyer notifies Seller of such infringement claim and gives Seller a reasonable opportunity to procure for Buyer the right to continue to market, use and have others use, the alleged infringing Product, or replace or modify the infringing Product to make it non-infringing.

     9.2 INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and hold harmless Seller, its affiliates and their respective directors, officers, stockholders, partners, members, employees, and agents (the "Seller Indemnified Parties"), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with any breach of any representation, warranty or covenant made by Buyer in this Agreement, any Buyer Documents or in any exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement.

     9.3  NOTICE; DEFENSE OF CLAIMS.

          (a) NOTICE OF CLAIMS. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

          (b) THIRD PARTY CLAIMS. With respect to third party claims, if within 20 days after receiving the notice described in clause (a) above the indemnifying party (i) gives written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; PROVIDED, HOWEVER, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

          (c) NON-THIRD PARTY CLAIMS. With respect to non-third party claims, if within 20 days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within 30 days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 11.10 hereof.

SECTION 10.  NOTICES.

All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given (a) if delivered or sent by facsimile transmission, upon acknowledgment of receipt by the recipient, (b) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday or Sunday if sent for delivery on such days), or (c) if sent by registered or certified mail, upon the earlier of the date on which receipt is acknowledged and the date which is three (3) days after deposit in United States post office facilities properly addressed with postage prepaid as follows:

          IF TO SELLER:            Teltone Corporation
                                   22121 20th Avenue SE
                                   Bothell, WA  98021
                                   Facsimile No: (425) 487-2288
                                   Attn: Richard W. Soshea
                                         Peter C. Spratt

          IF TO BUYER:             C.P. Clare Corporation
                                   78 Cherry Hill Drive
                                   Beverly, MA 01915
                                   Facsimile No: (978) 524-4700
                                   Attn.: Arthur Buckland, President and
                                          Chief Executive Officer

          WITH A COPY TO:          Goodwin, Procter & Hoar LLP
                                   Exchange Place
                                   Boston, Massachusetts 02109
                                   Facsimile No: (617) 523-1231

                                   Attn.: Stuart M. Cable, P.C.

SECTION 11.  MISCELLANEOUS.

     11.1 ASSIGNABILITY; BINDING EFFECT. This Agreement shall not be assignable by Buyer or Seller except with the written consent of the other, except that Buyer may assign its rights hereunder either (a) to any affiliate of Buyer or its owners, (b) as a result of any merger, reorganization or other consolidation, or (c) in connection with the granting of a security interest to its senior lender. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors, and assigns.

     11.2 HEADINGS. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     11.3 AMENDMENTS; WAIVERS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     11.4 BULK SALES LAW. Buyer hereby waives compliance by Seller of any applicable bulk sales law and Seller agrees, to make full and timely payment when due of all amounts owed by Seller to its creditors. Seller agrees to indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage (including, without limitation, reasonable counsel fees and disbursements and expenses) which Buyer may suffer or incur by virtue of the non-compliance by Seller with such laws.

     11.5 SEVERABILITY. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

     11.6 GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of Washington without regard to conflict of laws principles.

     11.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

     11.8 THIRD PARTY RIGHTS. This Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

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


     11.9 REMEDIES. It is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

     11.10 DISPUTE RESOLUTION. Except as set forth in Section 1.6 hereto, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled solely and exclusively by arbitration conducted expeditiously in accordance with the Rules of the American Arbitration Association. The AAA shall appoint a neutral advisor from its national panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

     11.11 SCHEDULES. Each of the Schedules delivered pursuant to this Agreement shall be updated to a mutually agreeable date on or prior to the Closing.

     11.12 FURTHER ASSURANCES. Following the Closing, Seller and Buyer will, upon request of a party, and at the requesting parties' expense, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged, and delivered, all such further acts, assignments, transfers, conveyances, authorizations, approvals, consents, waivers and provide such other documentation or assistance as may be reasonably requested to carry out the transactions contemplated by this Agreement and to permit each party to enjoy its rights and benefits hereunder.

     11.13 MUTUAL COOPERATION WITH RESPECT TO TAXES. The parties will provide each other with such assistance as may reasonably be requested by any of them in connection with the completion and filing of any form, preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes relating to the transactions contemplated by this Agreement. Each party will retain and provide the others with any records or information that may be relevant to such return, audit, examination, proceedings, or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the others for reasonable out-of-pocket expenses incurred in providing such assistance.

     11.14 COOPERATION IN LITIGATION. If, after the Closing Date, any party shall require the participation of officers and employees employed by any other party or any records or files transferred or retained by a party, to aid in the defense or prosecution of a judicial action or claim, and so long as there exists no conflict of interest between the parties with respect to such judicial action or claim (without reference to any rights of indemnification), each party shall use its best efforts to make such officers and employees, records, or files available to participate in such defense or prosecution,

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provided, that (a) the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges, and expenses arising from such participation, and (b) with respect to records and files, the requesting party shall be granted access to such records and files upon five (5) business days' notice, shall have access only during regular business hours, and shall pay all reasonable out-of-pocket expenses, charges, and expenses arising from such access.

     11.15 COMPLETE AGREEMENT. This Agreement, including the Schedules and Exhibits attached hereto and the documents and agreements referred to herein, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter.

     11.16 EXPENSES. Whether the transactions contemplated by this Agreement are consummated or fail to be consummated, each of the parties shall pay its own expenses and the fees of its counsel, accountants, brokers, finders, and other experts, except as expressly set forth in this Agreement.

     11.17 LIABILITY. IN NO EVENT, OTHER THAN FOR AN ACTION FOR INFRINGEMENT
OF INTELLECTUAL PROPERTY RIGHTS, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT, OR OTHERWISE, WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES; OR FOR FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOSS OF PROFITS, LOSS OF DATA, COST OF CAPITAL, OR COST OF SUBSTITUTE PRODUCT(S), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES EXPRESSLY AGREE THAT THE LIMITATIONS ON INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES SET FORTH HEREIN ARE AGREED ALLOCATIONS OF RISK CONSTITUTING IN PART THE CONSIDERATION FOR THIS AGREEMENT, AND THAT SUCH LIMITATIONS SHALL SURVIVE THE DETERMINATION OF ANY COURT OF COMPETENT JURISDICTION THAT ANY REMEDY PROVIDED HEREIN OR AVAILABLE AT LAW FAILS OF ITS ESSENTIAL PURPOSE. IN NO EVENT, OTHER THAN FOR AN ACTION FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, SHALL THE AGGREGRATE SUM OF CLAIMS AGAINST A PARTY UNDER THIS AGREEMENT BE IN EXCESS OF A SUM EQUAL TO THE PURCHASE PRICE.

     11.18 ATTORNEY'S FEES. In the event of any dispute concerning, or arising from, this Agreement, the prevailing party shall be entitled to recover from the losing party such prevailing party's reasonable out-of-pocket costs and expenses, including without limitation, any reasonable legal fees and disbursements incurred in an effort to enforce this Agreement, whether such fees and disbursements are incurred in prelitigation efforts or a trial or appellate court.

     11.19  CERTAIN DEFINITIONS.  For the purposes of this Agreement:

          (a) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (b) "Material Adverse Effect" means any change in, or effect on, the Business Unit that is (individually or in the aggregate with any other changes therein or effects thereon that would be specifically addressed by a representation or warranty contained in this Agreement but for a "Material Adverse Effect" exception or qualification) materially adverse to the assets, liabilities, financial condition or results of operations of the Business Unit.

     11.20 RETURNED INVENTORY. Buyer and Seller acknowledge that as a result of Seller's ongoing distributor agreements that provide for returns, Inventory may be returned to Seller from distributors after Closing. Buyer, at its sole discretion, agrees to purchase such returned saleable Inventory from Seller for the same price Buyer would pay its supplier for such Inventory.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

                                       SELLER:

                                       TELTONE CORPORATION


                                       By: /s/ Richard W. Soshea
                                           -------------------------
                                           Name:  Richard W. Soshea
                                           Title: President & CEO


                                       BUYER:

                                       C.P. CLARE CORPORATION


                                       By: /s/ Arthur Buckland
                                           -------------------------
                                           Name:  Arthur Buckland
                                           Title: CEO & President

                                INDEX TO EXHIBITS

Exhibit A - Form of Bill of Sale

Exhibit B - Form of Assignment and Assumption Agreement

Exhibit C - Form of Non-Competition Agreement

Exhibit D - Form of Trademark License Agreement

Exhibit E - Procurement Agreement
              Schedule 1.1(a) - Tangible Assets
              Schedule 1.1(b)(i) - Intellectual Property
              Schedule 1.1(b)(ii) - Contracts
              Schedule 1.1(b)(v) - Permits
              Schedule 1.7 - Purchase Price Allocation
              Schedule 2.8 - Financial Statement
              Schedule 2.14 - Finder's Fee
              Schedule 2.15 - Purchase Commitments

None of the above-listed Exhibits and Schedules are being filed with the SEC. The Registrant hereby agrees to furnish supplementally a copy of any Exhibit or Schedule to the SEC upon request.

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